UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     January 10, 2012

GENESIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32037	65-0908171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 N. Military Trail, Suite 275, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 988-1988

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

Item 5.03. Amendment to Articles of Incorporation.

By unanimous written consent of the Board of Directors of the Company, dated December 23, 2011 the Board of Directors designated 1500 shares of the authorized preferred stock as Series C Preferred Stock. The Certificate of Incorporation was amended and a Certificate of Designation, Preferences Rights and Other Rights of Series C Preferred Stock of Genesis Group Holdings, Inc. was filed with the State of Delaware on January 6, 2012.

Series C Preferred shares have a stated value of $1000.00 per share. Series C Preferred holders are entitled to receive cumulative dividends at a rate of 10% per annum, paid quarterly. Series C Preferred shareholders have a two year option to convert their Series C shares to Common Stock at a rate of .025% per share of the issued and outstanding Common Stock at the time of the conversion.

Following the creation of this class of security, on January 6, 2012 the Company issued, pursuant to separate subscription agreements:

50 shares of Series C stock to Christo Klele

50 shares of Series C stock to Bramal Investments, LLC.

25 shares of Series C stock to Jenny Arias May

100 shares of Series C to 1112 Third Ave Corp.

100 shares of Series C to Munro 1996 Charitable Remainder Trust

50 shares of Series C to Richard Iannacone

25 shares of Series C to Santiago Echemendia

100 shares of Series C to Vincent Zales

The recipients were all accredited investors and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

The proceeds of the Series C are being used in part to retire certain outstanding convertible debt held by Asher Enterprises, Inc. as well as general working capital for the Company and its operating subsidiaries.

Item 9.01. Financial Statements and Exhibits

Certificate of Designation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS GROUP HOLDINGS, INC.

Date: January 10, 2012	By: /s/ Mark Munro
Mark Munro Chief Executive Officer